Exhibit 99.1

ADVO ISSUES STATEMENT

WINDSOR, CT – September 6, 2006 – ADVO, Inc. (NYSE: AD) today issued the following statement related to the pending litigation between ADVO and Valassis Communications, Inc. (NYSE: VCI):

“ADVO has not consented to the unsealing of Valassis’ complaint because, as Valassis well knows, its complaint contains non-public information about ADVO that Valassis agreed to keep confidential. Indeed, Valassis filed the complaint under seal in the first place precisely because it understood that the parties’ confidentiality agreement required it to do so. ADVO rejects Valassis’ invitation to litigate this case by press release. ADVO will instead litigate its case with evidence and briefs to the Delaware Chancery Court.”

About ADVO

ADVO is the nation’s leading direct mail media company, with annual revenues of nearly $1.4 billion. Serving 17,000 national, regional and local retailers, the company reaches 114 million households, more than 90% of the nation’s homes, with its ShopWise® shared mail advertising.

The company’s industry-leading targeting technology, coupled with its unparalleled logistics capabilities, enable retailers seeking superior return on investment to target, version and deliver their print advertising directly to consumers most likely to respond.

Demonstrating ADVO’s effectiveness as a print medium, the company’s “Have You Seen Me? ®” missing child card, distributed with each ShopWise® package, is the most recognized mail in America. This signature public service program has been responsible for safely recovering 143 children. The program was created in partnership with the National Center for Missing & Exploited Children and the U.S. Postal Service in 1985.

ADVO employs 3,700 people at its 24 mail processing facilities, 33 sales offices and headquarters in Windsor, CT. The company can be visited online at www.ADVO.com.

CONTACTS:

Investors	Media
Chris Hutter	Pam Kueber
National Vice President, Finance	Vice President, Corporate Communications
ADVO, Inc.	ADVO, Inc.
(860) 285-6424	(860) 298-5797

Joele Frank / Eric Brielmann
Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449